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NEWS RELEASE
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WASHINGTON BANKING CO. ELECTS NEW DIRECTOR
OAK HARBOR, WA — July 31, 2006 — Washington Banking Company (Nasdaq: WBCO), announced today that Dennis A. Wintch, CPA/ABV, CFE, ASA has been elected to its Board of Directors. Mr. Wintch was also elected to serve on the board of Whidbey Island Bank, the Company’s wholly-owned subsidiary.
Wintch, a native of Everett, Washington, is a retired partner with the accounting firm BDO Seidman, LLP. A Certified Public Accountant for nearly 40 years, Wintch is also a Certified Fraud Examiner and an Accredited Senior Appraiser in Business Valuation. He holds a Bachelor of Arts degree from Brigham Young University, and spent 25 years with the Everett Police Department as a reserve volunteer, participating in numerous criminal investigations.
“We are excited that Dennis has agreed to serve on our Board,” stated Tony Pickering, Chairman of the Board for Washington Banking Company. “He has also been appointed to the Company’s Audit Committee and the Bank’s Loan Committee. With Dennis’ vast accounting knowledge as a CPA, extensive business experience and deep ties to the community, his service will undoubtedly strengthen our Board.”
Last week, Washington Banking Company announced second quarter 2006 earnings of $2.5 million, or $0.33 per diluted share. In a separate release today, the company announced a cash dividend of $0.0625 payable on August 25, to shareholders of record as of August 10, 2006.
Washington Banking Company is a bank holding company based in Oak Harbor, Washington, that operates Whidbey Island Bank, a state-chartered full-service commercial bank. Founded in 1961, Whidbey Island Bank provides various deposit, loan and investment services to meet customers’ financial needs. Whidbey Island Bank operates 19 full-service branches located in five counties in Northwestern Washington.
This news release may contain forward-looking statements that are subject to risks and uncertainties. These forward-looking statements describe management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, maintenance of the net interest margin, credit quality and loan losses, the efficiency ratio and continued success of the Company’s business plan. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The words “should,” “anticipate,” “expect,” “will,” “believe,” and words of similar meaning are intended, in part, to help identify forward-looking statements. Future events are difficult to predict, and the expectations described above are subject to risk and uncertainty that may cause actual results to differ materially. In addition to discussions about risks and uncertainties set forth from time to time in the Company’s filings with the Securities and Exchange Commission, factors that may cause actual results to differ materially from those contemplated in these forward-looking statements include, among others: (1) local and national general and economic condition; (2) changes in interest rates and their impact on net interest margin; (3) competition among financial institutions; (4) legislation or regulatory requirements; and (5) success of the Company’s expansion efforts. Washington Banking Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made. Any such statements are made in reliance on the safe harbor protections provided under the Securities Exchange Act of 1934, as amended.
NOTE: Transmitted on Business Wire at 4:00 a.m. PDT on July 31, 2006.